EXHIBIT 99.7

MERGE HEALTHCARE SOLUTIONS INC.

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES
AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE PERIODS ENDED DECEMBER 31, 2010 AND APRIL 27, 2010, AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Merge Healthcare Solutions Inc.
Hartland, Wisconsin

We have audited the accompanying consolidated balance sheet of Merge Healthcare Solutions Inc., formerly known as AMICAS, Inc. (Successor Company), as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the period April 28, 2010 through December 31, 2010. We have also audited the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows of Merge Healthcare Solutions Inc., formerly known as AMICAS, Inc. (Predecessor Company), for the period January 1, 2010 through April 27, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merge Healthcare Solutions Inc. (Successor Company), at December 31, 2010, and the results of its operations and its cash flows for the period April 28, 2010 through December 31, 2010 and the results of operations and cash flows of Merge Healthcare Solutions, Inc. (Predecessor Company), for the period January 1, 2010 through April 27, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B, the accompanying financial statements of the Successor Company have been adjusted to reflect the combination between entities under common control that occurred subsequent to December 31, 2010.

/s/  BDO USA, LLP

Milwaukee, Wisconsin
March 15, 2011, except for Note B
which is as of September 1, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
AMICAS, Inc.
Boston, Massachusetts

We have audited the accompanying consolidated balance sheet of AMICAS, Inc. and its subsidiaries as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMICAS, Inc. and its subsidiaries at December 31, 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As described in Note F of the financial statements, the Company adopted the accounting standards related to Business Combinations, effective for business combinations entered into after January 1, 2009.

/s/  BDO USA, LLP (formerly known as BDO Seidman, LLP)

Boston, Massachusetts
March 11, 2010

MERGE HEALTHCARE SOLUTIONS INC.

CONSOLIDATED BALANCE SHEETS

	(Successor	(Predecessor
	Company)	Company)
	December 31,	December 31,
	2010	2009
	(As adjusted,
	see Note B)
	(In thousands, except for share data)
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $963 and zero at December 31, 2010 and 2009, respectively	$27,838	$8,785
Marketable securities	—	38,888
Accounts receivable, net of allowance for doubtful accounts of $1,011 and $335 at December 31, 2010 and 2009, respectively	41,809	21,594
Inventory	2,555	1,960
Prepaid expenses and other current assets	9,763	5,762

Total current assets	81,965	76,989
Property and equipment, net of accumulated depreciation of $2,433 and $7,592 at December 31, 2010 and 2009, respectively	3,414	8,118
Purchased and developed software, net of accumulated amortization of $2,966 and $13,017 at December 31, 2010 and 2009, respectively	20,636	7,985
Other intangibles, net of accumulated amortization of $4,774 and $1,192 at December 31, 2010 and 2009, respectively	43,916	5,708
Goodwill	152,334	1,213
Other assets	12,622	2,246

Total assets	$314,887	$102,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,905	$9,299
Accrued employee compensation and benefits	3,171	3,452
Intercompany payables	5,147	—
Interest payable, current portion	3,917	—
Leases payable, current portion	639	10
Deferred revenue, current portion	41,712	32,289

Total current liabilities	73,491	45,050
Notes payable, long-term	195,077	—
Deferred revenue and other long term liabilities	5,849	1,754

Total liabilities	274,417	46,804
Shareholders’ equity:
Common stock, $0.001 par value: 1,000 and 200,000,000 shares authorized and 100 and 52,794,106 shares issued and outstanding at December 31, 2010 and 2009, respectively	—	52
Additional paid-in capital	111,565	235,340
Accumulated deficit	(71,095)	(132,559)
Accumulated other comprehensive income (loss)	—	(25)
Treasury stock, at cost, zero and 16,357,854 shares at December 31, 2010 and 2009, respectively	—	(47,353)

Total shareholders’ equity	40,470	55,455

Total liabilities and shareholders’ equity	$314,887	$102,259

The accompanying notes are an integral part of the consolidated financial statements.

MERGE HEALTHCARE SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Periods Ending
	(Successor	(Predecessor	Years Ended December 31,
	Company)	Company)	(Predecessor	(Predecessor
	December 31,	April 27,	Company)	Company)
	2010	2010	2009	2008
	(As adjusted,
	see Note B)
	(In thousands, except for per share data)
Net sales:
Software licenses and system sales	$20,983	$7,525	$17,120	$10,467
Maintenance and services	64,645	29,191	72,022	39,886

Total net sales	85,628	36,716	89,142	50,353
Cost of sales:
Software licenses and system sales	13,863	3,411	11,467	4,786
Maintenance and services	25,645	12,753	31,469	17,819
Depreciation, amortization and impairment	7,115	1,403	3,157	2,291

Total cost of sales	46,623	17,567	46,093	24,896

Gross margin	39,005	19,149	43,049	25,457
Operating costs and expenses:
Selling, general and administrative	22,708	15,798	25,056	20,408
Research and development	9,468	6,486	14,562	8,631
Acquisition costs	36	8,439	3,028	—
Depreciation and amortization	4,514	787	2,859	997
Restructuring, severance and impairment charges	4,565	—	3,824	27,490

Total operating costs and expenses	41,291	31,510	49,329	57,526

Operating loss	(2,286)	(12,361)	(6,280)	(32,069)
Other income (expense):
Interest expense	(17,211)	(8)	(37)	—
Interest income	31	13	769	2,187
Loss on sale of investments	—	—	(9)	(31)
Other, net	(38)	(28)	(23)	—

Total other income (expense)	(17,218)	(23)	700	2,156

Loss before income taxes	(19,504)	(12,384)	(5,580)	(29,913)
Income tax expense (benefit)	591	46	(1,570)	158

Net loss	$(20,095)	$(12,430)	$(4,010)	$(30,071)

Net income (loss) per share — basic	NM (1)	(0.34)	(0.11)	$(0.77)

Weighted average number of common shares outstanding — basic	NM (1)	37,010	35,489	38,842

Net income (loss) per share — diluted	NM (1)	$(0.34)	$(0.11)	$(0.77)

Weighted average number of common shares outstanding — diluted	NM (1)	37,010	35,489	38,842

(1)	Amount is not meaningful as a result of the acquisition by Merge Healthcare Incorporated

The accompanying notes are an integral part of the consolidated financial statements.

MERGE HEALTHCARE SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

	Common Stock				Accumulated
			Additional		Other	Treasury		Total
	Shares	Issued	Paid-In	Accumulated	Comprehensive	Stock	Treasury	Shareholders’	Comprehensive
	Issued	Amount	Capital	Deficit	Income	Shares	Stock	Equity	Loss
	(In thousands except for share data)

(Predecessor Company)
Balance at December 31, 2007	51,296,823	$51	$229,056	$(98,478)	$60	$(6,824,192)	$(22,443)	108,246
Issuance of restricted stock	31,800	—	89	—	—	—	—	89
Exercise of stock options	145,342	—	325	—	—	—	—	325
Share-based compensation expense	—	—	1,435	—	—	—	—	1,435
Repurchase of treasury stock	—	—	—	—	—	(9,445,896)	(24,769)	(24,769)
Unrealized gain on marketable securities	—	—	—	—	40	—	—	40	$40
Net loss	—	—	—	(30,071)	—	—	—	(30,071)	(30,071)

Balance at December 31, 2008	51,473,965	51	230,905	(128,549)	100	(16,270,088)	(47,212)	55,295	$(30,031)
Issuance of restricted stock	60,690	—	118	—	—	—	—	118
Exercise of stock options and issuance of shares under the Employee Stock Purchase Plan	1,259,451	1	2,397	—	—	—	—	2,398
Share-based compensation expense	—	—	1,920	—	—	—	—	1,920
Repurchase of treasury stock	—	—	—	—	—	(87,766)	(141)	(141)
Unrealized loss on marketable securities	—	—	—	—	(131)	—	—	(131)	(131)
Foreign currency translation adjustment	—	—	—	—	6	—	—	6	6
Net loss	—	—	—	(4,010)	—	—	—	(4,010)	(4,010)

Balance at December 31, 2009	52,794,106	52	235,340	(132,559)	(25)	(16,357,854)	(47,353)	55,455	$(4,135)
Stock issued under ESPP	75,899	—	189	—	—	—	—	189
Exercise of stock options	590,084	1	1,331	—	—	—	—	1,332
Share-based compensation expense	—		1,423	—	—	—	—	1,423
Payments made to stock option and restricted stock holders	(92,245)	—	(22,906)	—	—	—	—	(22,906)
Net loss	—	—	—	(12,430)	—	—	—	(12,430)	(12,430)
Other comprehensive income	—	—	—	—	31	—	—	31	31

Balance at April 27, 2010	53,367,844	$53	$215,377	$(144,989)	$6	(16,357,854)	$(47,353)	$23,094	$(12,399)

(Successor Company, as adjusted, see Note B)
Entities merged at April 28, 2010	—	$—	$71,202	$(51,000)	$—	—	$—	$20,202
Investment by Merge	100	—	39,743	—	—	—	—	39,743
Share-based compensation expense	—	—	620	—	—	—	—	620
Net loss	—	—	—	(20,095)	—	—	—	(20,095)	(20,095)

Balance at December 31, 2010	100	$—	$111,565	$(71,095)	$—	—	$—	$40,470	$(20,095)

The accompanying notes are an integral part of the consolidated financial statements.

MERGE HEALTHCARE SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Periods Ended
	(Successor	Predecessor	Years Ended December 31,
	Company)	Company)	Predecessor	Predecessor
	December 31,	April 27,	Company)	Company)
	2010	2010	2009	2008
	(As adjusted,
	see Note B)
	(In thousands)
Cash flows from operating activities:
Net loss	$(20,095)	$(12,430)	$(4,010)	$(30,071)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and impairment	11,629	2,178	6,022	3,465
Provision for bad debts	439	2,032	319	115
Loss on disposal of property and equipment	—	—	923	6
Impairment of goodwill	—	—	—	27,313
Non-cash stock based payments	620	1,423	2,038	1,524
Amortization of notes payable issuance costs and discount	1,445	—	—	—
Change in contingent consideration for acquisitions	(52)	—	—	—
Changes in operating assets and liabilities, net of effects of acquisitions, mergers and dispositions:
Accounts receivable	(13,226)	(320)	180	145
Prepaid expenses, other current assets and intercompany balances	(2,791)	(453)	1,919	330
Accounts payable and accrued expenses	7,659	(1,425)	(3,343)	(2,777)
Deferred revenue	15,466	(2,029)	9,315	4,282
Unrecognized tax benefits	406	—	(1,379)	103

Net cash provided by (used in) operating activities	1,500	(11,024)	11,984	4,435
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(3,191)	—	(20,698)	—
Purchases of property, equipment, and leasehold improvements	(434)	(144)	(729)	(645)
Sale of facility	6,124	—	—	—
Change in restricted cash, net of effects of mergers	(800)	—	—	—
Purchases of held-to-maturity securities	—	—	(60,534)	(236,147)
Maturities of held-to-maturity securities	—	7,964	126,833	237,739
Purchases of available-for-sale securities	—	—	(106,335)	(37,033)
Sales of available-for-sale securities	—	30,924	48,641	54,925

Net cash provided by (used in) investing activities	1,699	38,744	(12,822)	18,839
Cash flows from financing activities:
Principal payments on capital leases	(92)	—	—	—
Exercise of stock options and ESPP	—	1,526	2,398	325
Repurchase of Common Stock	—	(22,906)	(141)	(24,769)
Proceeds from issuance of notes, net of discount	194,532	—	—	—
Note issuance costs	(9,015)	—	—	—
Capital contribution by Merge	39,743	—	—	—
Payments to acquire outstanding shares	(223,910)	—	—	—

Net cash provided by (used in) financing activities	1,258	(21,380)	2,257	(24,444)

Net increase (decrease) in cash and cash equivalents	4,457	6,340	1,419	(1,170)
Cash and cash equivalents, beginning of period	22,418	8,785	7,366	8,536

Cash and cash equivalents, end of period(1)	$26,875	$15,125	$8,785	$7,366

(1)	Cash net of restricted cash of $963 as of December 31, 2010

The accompanying notes are an integral part of the consolidated financial statements.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	Nature of Operations

Effective January 1, 2011, AMICAS, Inc. (AMICAS) was renamed Merge Healthcare Solutions Inc. (MHSI). MHSI (or the Company) is an enterprise image provider dedicated to healthcare information technology (IT) solutions. The Company develops software solutions that automate healthcare data and diagnostic workflow to create a more comprehensive electronic record of the patient experience. The company’s solutions are designed to help solve some of the toughest challenges in health information exchange today, such as the incorporation of medical images and diagnostic information into broader healthcare IT applications, the interoperability of proprietary software solutions, advanced clinical tools like computer aided detection (CAD), the profitability of outpatient imaging practices in the face of declining reimbursement and the ability to improve the efficiency and cost effectiveness of the Company’s customers’ businesses.

On April 28, 2010, Merge Healthcare Incorporated (Merge) completed the acquisition of AMICAS through a successful tender offer for the 37,009,990 outstanding shares of common stock of AMICAS at $6.05 per share in cash. Following the tender offer, Merge purchased the remaining shares pursuant to a merger of a subsidiary of Merge with and into AMICAS. Total transaction consideration was approximately $223.9 million. In addition, prior to the completion of the acquisition, AMICAS paid cash to holders of vested, in-the-money stock options for the difference between $6.05 per share and the exercise price of such options. The holders of shares of restricted stock were paid $6.05 per share in cash. The total consideration paid to option and restricted stockholders was approximately $22.9 million. Merge financed the transaction with $200 million aggregate principal amount of 11.75% Senior Secured Notes due 2015 (Notes), proceeds of $41.8 million from the issuance of preferred and common stock and cash already available at the two companies. MHSI is considered a domestic restricted subsidiary per the Notes and constitutes a substantial portion of the collateral. As a result, Merge is required to file separate financial statements for MHSI.

B.	Change in Reporting Entity

The accompanying consolidated financial statements of MHSI (Successor Company) have been adjusted to reflect the combination between entities under common control that occurred subsequent to December 31, 2010. Effective January 1, 2011, Merge eMed, Inc., Merge CAD, Inc. and Cedara Software (USA) Limited were merged into MHSI. The balances as of April 28, 2010 represent the carrying amounts of the transferring entity (Merge Healthcare Incorporated) for the entities merged into MHSI. The effects of the merger were to increase the net loss of the Successor Company for the period ended December 31, 2010 from $14,799 to $20,095 and to increase total assets of the Successor Company as of December 31, 2010 from $274,222 to $314,887.

C.	Segment Reporting

Operating segments are defined as components of an enterprise where separate financial information is available that is evaluated regularly by the chief operating decision maker, the Company’s chief executive officer, in deciding how to allocate resources and in assessing performance. The Company has identified one reportable industry segment: the development and marketing of the Company’s products and services to healthcare provider organizations including acute care facilities, Integrated Delivery Networks (IDN’s) and ambulatory centers. The Company generates substantially all of its revenues from the licensing of the Company’s software products and related professional services and maintenance services (which include Electronic Data Interchange, or EDI, sales). The Company’s revenues are earned and expenses are incurred principally in the United States market.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

D.	Summary of Significant Accounting Policies

Principles of Consolidation

As a result of the acquisition by Merge on April 28, 2010, the year ended December 31, 2010 has been divided into two periods. The first period represents the pre-acquisition period (January 1, 2010 through April 27, 2010), while the second period represents the post-acquisition period (April 28, 2010 through December 31, 2010). Where applicable, the financial statements and related footnote disclosures throughout this document will refer to these periods as the periods ended April 27, 2010 and December 31, 2010.

The consolidated financial statements for the pre-acquisition period and years include only the accounts of AMICAS and subsidiary (now known as MHSI Predecessor Company). All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements for the period subsequent to the acquisition date include the accounts of all entities merged into MHSI, adjusted to eliminate any intercompany accounts and transactions.

Certain transactions which were directly related to the acquisition by Merge have been pushed down to the MHSI financial statements. The consolidated balance sheet of MHSI as of December 31, 2010 includes the Notes issued by Merge and the related discount and debt issuance costs. Also, stockholders’ equity within the consolidated balance sheet includes the investment by Merge which was used as partial consideration to complete the acquisition as indicated in the following table (in thousands):

Notes, net of discount	$194,532
Debt issuance costs	(9,015)
Investment by Merge	38,393

Total acquisition consideration	$223,910

The investment by Merge is included as additional paid in capital on the consolidated balance sheet as of December 31, 2010.

The consolidated statement of operations for the period ended December 31, 2010 includes:

•	Interest expense on the Notes, as well as the applicable amortization of discount and debt issuance costs;

•	Share-based compensation expense for Merge stock options issued to MHSI employees;

•	Income tax expense calculated as if MHSI were to file income tax returns as a stand-alone company; and

•	Corporate administration costs of Merge (excluding public company stewardship costs), which are allocated to MHSI based on revenues. The Company believes this allocation reasonably reflects the usage of resources of MHSI.

Reclassifications

Where appropriate, certain reclassifications have been made to the prior periods’ consolidated financial statements to conform to the current year presentation. Specifically, depreciation expense in the years ended

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2009 and 2008 was reclassified within cost of sales and operating costs and expenses as indicated in the following table (in thousands):

	Years Ended December 31,
	(Predecessor Company)
	2009	2008

Cost of sales:
Software licenses and system sales	$(37)	$(10)
Maintenance and services	(299)	(77)
Depreciation, amortization and impairment	336	87

Total cost of sales	$—	$—

Operating costs and expenses:
Selling, general and administrative	$(1,774)	$(457)
Research and development	(537)	(138)
Depreciation and amortization	2,311	595

Total operating costs and expenses	$—	$—

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. These estimates include assessing the collectability of accounts receivable, the realization of deferred tax assets, tax contingencies and valuation allowances, restructuring reserves, useful lives for depreciation and amortization periods of tangible and intangible assets, long-lived asset impairments, expected stock price volatility and weighted average expected life and forfeiture assumptions for share-based payments, among others. The markets for the Company’s products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realized value of the Company’s assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605 — Revenue Recognition (originally issued as Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2 with Respect to Certain Transactions,” SOP 81-1 “Accounting for Performance of Construction Type and Certain Performance Type Contracts”, the Securities and Exchange Commission’s Staff Accounting Bulletin 104, “Revenue Recognition in Financial Statements” and EITF 01-14, “Income Statement Characterization of Reimbursements for ’Out-of-Pocket’ Expenses Incurred”). Revenue from software licenses and system (computer hardware) sales are recognized upon execution of the sales contract and delivery of the software (off-the-shelf application software) and/or hardware unless the contract contains acceptance provisions. In all cases, however, the fee must be fixed or determinable, collection of any related receivable must be considered probable, and no significant post-contract obligations of the Company can be remaining. Otherwise, recognition of revenue from the sale is deferred until all of the requirements for revenue recognition have been

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

satisfied. Maintenance fees for routine client support and unspecified product updates are recognized ratably over the term of the maintenance arrangement.

The Company reviews all contracts that contain non-standard payment terms. For these contracts, the Company reviews customer credit history to determine probability of collection and to determine whether or not the Company has a history of granting post contract concessions. When there is a history of successfully collecting payments from a customer without making post contract concessions, revenue is recognized upon delivery. In instances where there is not an established payment history and/or if the payment terms are in excess of twelve months revenue is recognized as payments become due and payable. License and service arrangements generally do not require significant customization or modification of software products to meet specific customer needs. In those limited instances that do require significant modification, including significant changes to software products’ source code or where there are acceptance criteria or milestone payments, recognition of software license revenue is deferred. In instances where it is determined that services are essential to the functionality of the software and there are no acceptance provisions, service revenues and software license and systems revenues are recognized using the percentage of completion method.

Most of the Company’s sales and licensing contracts involve multiple elements, in which case the total value of the customer arrangement is allocated to each element based on the vendor specific objective evidence, or VSOE, of the fair value of the respective elements. The residual method is used to determine revenue recognition with respect to a multiple-element arrangement when VSOE of fair value exists for all of the undelivered elements (e.g., implementation, training and maintenance services) but does not exist for one or more of the delivered elements of the contract (e.g., computer software or hardware). VSOE of fair value is determined based upon the price charged when the same element is sold separately. If VSOE of fair value cannot be established for the undelivered element(s) of an arrangement, the total value of the customer arrangement is deferred until the undelivered element(s) is delivered or until VSOE of its fair value is established. The Company accounts for certain third-party hardware/software and third-party hardware/software maintenance as separate units of accounting as the items to be purchased are “off-the-shelf” and can be sold separately on a standalone basis.

Contracts and arrangements with customers may include acceptance provisions, which would give the customer the right to accept or reject the product after it is shipped. If an acceptance provision is included, revenue is recognized upon the customer’s acceptance of the product, which occurs upon the earlier receipt of a written customer acceptance or expiration of the acceptance period. The timing of customer acceptances could materially affect the results of operations during a given period.

Revenue is recognized using contract accounting if payment of the software license fees is dependent upon the performance of consulting services or the consulting services are otherwise essential to the functionality of the licensed software. In these instances the Company allocates the contract value to services (maintenance and services revenues) based on list price, which is consistent with VSOE for such services, and the residual to product (software licenses and systems sales) in the Consolidated Statement of Operations. In instances where VSOE of fair value of services has not been established the software license revenue is deferred until the services are completed. Percentage-of-completion is determined by comparing the labor hours incurred to date to the estimated total labor hours required to complete the project. Labor hours are considered to be the most reliable, available measure of progress on these projects. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period in which it is identified. When reliable estimates cannot be made, revenue is recognized upon completion. Significant judgments and estimates are involved in determining the percent complete of each contract. Different assumptions could yield materially different results. Delays in the implementation process could negatively affect operations in a given period by increasing volatility in revenue recognition.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recognition of revenues in conformity with generally accepted accounting principles requires management to make judgments that affect the timing and amount of reported revenues.

Cash and Cash Equivalents

The Company considers all liquid investment instruments with original maturities of ninety days or less to be cash equivalents. Cash equivalents consist primarily of money market funds and are carried at fair value, which approximates cost.

Marketable Securities

Marketable securities consist of high quality debt instruments, primarily U.S. government, municipal and corporate obligations. Investments in corporate obligations are classified as held-to-maturity, as the Company has the intent and ability to hold them to maturity. Held-to-maturity marketable debt securities are reported at amortized cost. Investments in U.S. government and municipal obligations are classified as available-for-sale and are reported at fair value with unrealized gains and losses reported as other comprehensive income or loss.

Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and accounts receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings. The Company invests in marketable securities and has policies to limit concentrations of investments.

The Company performs credit evaluations of its customers’ financial condition and does not require collateral, since management does not anticipate nonperformance of payment. The Company also maintains an allowance for doubtful accounts for potential credit losses and such losses have been within management’s expectations. For the periods ended December 31, 2010 and April 27, 2010, and the years ended December 31, 2009 and 2008, no customer represented greater than 10% of the Company’s revenues or net accounts receivable balance.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable are customer obligations due under normal trade terms carried at their face value, less provisions for bad debts. The Company evaluates the carrying amount of its accounts receivable on an ongoing basis and establishes a valuation allowance based on a number of factors, including specific customer circumstances, historical rate of write-offs and the past due status of the accounts. At the end of each reporting period, the allowance is reviewed and analyzed for adequacy and is often adjusted based on the findings. The allowance is increased through a reduction of revenues and/or an increase in the provision for bad debts. It is the Company’s policy to write off uncollectible receivables when management determines the receivable will become uncollectible.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the allowance for doubtful accounts for the periods ended December 31, 2010 and April 27, 2010 and years ended December 31, 2009 and 2008:

	Periods Ended
			Years Ended December 31,
	(Successor	(Predecessor
	Company)	Company)	(Predecessor	(Predecessor
	December 31,	April 27,	Company)	Company)
	2010	2010	2009	2008
	(As adjusted,
	see Note B)
Balance at beginning of period	$1,082	$335	$158	$231
Additions charged to costs and expenses	439	2,032	319	115
Reductions(a)	(510)	(2,367)	(142)	(188)

Balance at end of period	$1,011	$—	$335	$158

(a)	Write-offs, returns and discounts, net of recoveries.

Fair Value of Financial Instruments

Our other financial instruments include cash and cash equivalents, accounts receivable, marketable securities, accounts payable, deferred revenue, notes payable and certain accrued liabilities. The carrying amounts of these assets and liabilities approximate fair value due to the short maturity of these instruments and, in the case of the notes payable, due to the interest rate and terms approximating those available to us for similar obligations.

The Company uses a three-tier value hierarchy to prioritize the inputs used in measuring fair value of our financial assets and liabilities. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions.

The following table sets forth the Company’s cash and cash equivalents and marketable securities which are measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands).

Balance at
	Fair Value Measurements Using			December 31,
	Level 1	Level 2	Level 3	2010

(Successor Company, as adjusted, see Note B)
Cash and cash equivalents	$—	$—	$—	$—

Total	$—	$—	$—	$—

				Balance at
	Fair Value Measurements Using			December 31,
	Level 1	Level 2	Level 3	2009

(Predecessor Company)
Cash and cash equivalents	$8,785	$—	$—	$8,785
Available for sale, marketable securities:				—
Commercial Paper	6,495	—	—	6,495
Federal agency obligations	6,375	—	—	6,375
State and municipal obligations	—	26,018	—	26,018

Total	$21,655	$26,018	$—	$47,673

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the changes in our Level 2 investments for the period indicated as follows (in thousands):

2010

(Predecessor Company)
Balance at January 1	$26,018
Sales of state and municipal obligations	(26,018)

Balance at April 27	$—

(Successor Company, as adjusted, see Note B)
Balance at December 31	$—

Items Measured at Fair Value on a Nonrecurring Basis

Certain assets, including our goodwill, are measured at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be impaired. The Company recorded an impairment charge of $2.3 million in the period ended December 31, 2010 to fully impair certain purchased software assets, as discussed in Note I.

Inventories

Inventories are stated at the lower of cost or market (net realizable value). The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records a charge to cost of revenue for the amount required to reduce the carrying value of inventories to estimated net realizable value. Costs of purchased third-party hardware and software associated with certain (primarily acquired) customer contracts are included as inventories in the Company’s consolidated balance sheets and charged to cost of system sales when the Company receives customer acceptance and all other relevant revenue recognition criteria are met. A summary of inventories is as follows:

	(Successor	(Predecessor
	Company)	Company)
	December 31,	December 31,
	2010	2009
	(As adjusted,
	see Note B)
Raw materials	$948	$581
Work-in-process	58	246
Completed systems	1,549	1,133

Total inventories	$2,555	$1,960

Long-lived Assets

In accordance with FASB ASC 360 — Property Plant and Equipment (which includes what was originally issued as SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), the Company periodically reviews long-lived assets, other than goodwill, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded carrying value for the asset. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis. The Company has reviewed long-lived assets with estimable useful lives and determined that their carrying values as of December 31,

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2010 are recoverable in future periods. In the fourth quarter of 2008, the Company recorded a $0.2 million charge related to internal use purchased software that is no longer in use.

Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets of businesses acquired. The Company performs an assessment of impairment of goodwill and intangible assets with indefinite lives on an annual basis and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company would record an impairment charge if such an assessment were to indicate that, more likely than not, the fair value of such assets was less than the carrying value. Judgment is required in determining whether an event has occurred that may impair the value of goodwill or identifiable intangible assets. Factors that could indicate that impairment may exist include significant underperformance relative to plan or long-term projections, significant changes in business strategy, significant negative industry or economic trends or a significant decline in our stock price for a sustained period of time.

The first step (defined as “Step 1”) of the goodwill impairment test, used to identify potential impairment, compares the fair value of the equity with its carrying amount, including goodwill. If the fair value of the equity exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The Company performed a Step 1 test at its annual testing date of October 1, 2010, and no impairment was identified.

There were certain triggering events that required the Company to perform an interim Step 1 test at December 31, 2008. These triggering events primarily include the duration of the decline of the Company’s stock price at a market value below the carrying value of equity from September 30, 2008 through December 31, 2008, and the continued deterioration of the credit markets and the economy in the fourth quarter which negatively impacts our customers access to capital to purchase the Company’s products and services.

At December 31, 2008, the Company completed an interim Step 1 test utilizing the market approach. The market approach considered the Company’s stock price to calculate the market capitalization of equity to compare to the carrying value of equity. The Company selected a 30 day moving average of the market value of equity to compare to the carrying value. Using the market approach, the carrying value of invested capital exceeded the market value by approximately 47%. The interim Step 1 test resulted in the determination that the carrying value of equity exceeded the fair value of equity, thus requiring the Company to measure the amount of any goodwill impairment by performing the second step of the impairment test.

An income approach was used to corroborate the interim Step 1 test. The discounted cash flow method is used to measure the fair value of our equity under the income approach. Determining the fair value using a discounted cash flow method requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. The Company’s judgments are based upon historical experience, current market trends, pipeline for future sales, and other information. While the Company believes that the estimates and assumptions underlying the valuation methodology are reasonable, different estimates and assumptions could result in a different outcome. In estimating future cash flows, the Company relies on internally generated projections for a defined time period for sales and operating profits, including capital expenditures, changes in net working capital, and adjustments for non-cash items to arrive at the free cash flow available to invested capital. A terminal value utilizing a constant growth rate of cash flows was used to calculate a terminal value after the explicit projection period. The income approach supported the interim Step 1 test that resulted in the determination that the carrying value of equity exceeded the fair value of equity.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The second step (defined as “Step 2”) of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The guidance in FASB ASC 350 — Intangibles — Goodwill and Other (which includes what was originally issued as SFAS 142, “Goodwill and Other Intangible Assets”) was used to estimate the implied fair value of goodwill. “If the carrying amount of the Company’s goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill. After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill shall be its new accounting basis.”

The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination is determined. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied amount of goodwill. The Company identified several intangible assets that were valued during this process, including technology, customer relationships, trade names, non-compete agreements, and the Company’s workforce. The allocation process was performed only for purposes of testing goodwill for impairment. The Step 2 test resulted in the impairment of goodwill in an amount equal to its carrying value of $27.3 million.

In addition, the Company performed sensitivity analysis on certain key assumptions in the Step 2 test including the discount rate, customer retention rates and royalty rates. The net book value of the Company’s tangible net assets was approximately 91 percent of the fair value of equity. The Company’s tangible net assets were adjusted to reflect the fair value of deferred revenue. In addition, the total tangible and intangible net assets, excluding the assembled workforce, were $68.7 million or 122 percent of the fair value of equity. As a result, the assumptions included in the valuation of intangible assets would need to change significantly to avoid goodwill impairment.

Software Development Costs

The Company begins capitalizing software development costs, primarily third-party programmer fees, only after establishing commercial and technological feasibility. Annual amortization of these costs represents the greater of the amount computed using (i) the ratio that current gross revenues for the product(s) bear to the total current and anticipated future gross revenues of the product(s), or (ii) the straight-line method over the remaining estimated economic life of the product(s). Generally, depending on the nature and success of the product, such deferred costs are amortized over a five- to seven-year period. Amortization commences when the product is made commercially available.

The Company evaluates the recoverability of capitalized software based on estimated future gross revenues less the estimated cost of completing the products and of performing maintenance and product support. If gross revenues turn out to be significantly less than the Company’s estimates, the net realizable value of capitalized software intended for sale would be impaired.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated economic or useful lives of the applicable assets. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the useful life of the improvements. The cost of maintenance and repairs is charged to expense as incurred.

Research and Development

Internally funded research and development costs including direct labor, material, subcontractor expenses and related overheads are expensed as incurred. Internally funded research and development costs were

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$9.5 million, $6.5 million, $14.6 million, and $8.6 million in the periods ended December 31, 2010 and April 27, 2010 and years ended December 31, 2009 and 2008, respectively.

Income Taxes

The Company provides for taxes based on current taxable income, and the future tax consequences of temporary differences between the financial reporting and income tax carrying values of its assets and liabilities (deferred income taxes). At each reporting period, management assesses the realizable value of deferred tax assets based on, among other things, estimates of future taxable income, and adjusts the related valuation allowance as necessary.

In each reporting period the Company assesses each individual tax position to determine if it satisfies some or all of the benefits of each position to be recognized in a company’s financial statements. The Company applies a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC No. 740. The first step prescribes a recognition threshold of more-likely-than-not, and the second step is a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order to be recognized in the financial statements.

Loss Per Share

The following table sets forth the computation of basic and diluted loss per share (“EPS”):

	Periods Ended
				Years Ended December 31,
	(Successor		(Predecessor
	Company)		Company)	(Successor	(Predecessor
	December 31,		April 28,	Company)	Company)
	2010		2010	2009	2008
	(As adjusted,
	see Note B)
Numerator — net loss:	$(20,095)		$(12,430)	$(4,010)	$(30,071)

Denominator:
Basic weighted-average shares outstanding	NM	(1)	37,010	35,489	38,842
Effect of dilutive securities	NM	(1)	—	—	—

Diluted weighted-average shares outstanding	NM	(1)	37,010	35,489	38,842

Loss per share — basic	NM	(1)	$(0.34)	$(0.11)	$(0.77)
Loss per share — diluted	NM	(1)	$(0.34)	$(0.11)	$(0.77)

(1)	Not meaningful

Stock options under the treasury method of zero, zero, 1.1 million, and 4.3 million shares were excluded from the diluted calculation for the periods ended December 31, 2010 and April 27, 2010 and the fiscal years ended December 31, 2009 and 2008, respectively, because their effect would be antidilutive.

As a result of the acquisition by Merge on April 28, 2010, all existing shares of MHSI were cancelled and 100 new shares were issued to Merge. Due to the small number of shares and the fact that Merge has sole ownership of such shares, the weighted-average shares outstanding and loss per share calculations are not meaningful.

Comprehensive Loss

Comprehensive loss is a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of a period other than transactions with owners in their capacity as owners. Comprehensive loss for the twelve months ended December 31, 2010 and December 31, 2009 consists

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of net loss, net unrealized gains on marketable securities and foreign currency translation adjustment. The components of accumulated other comprehensive loss are as follows:

	Years Ended December 31,
	(Successor	(Predecessor
	Company)	Company)
	2010	2009
	(As adjusted,
	see Note B)
Gain (loss) on marketable securities	—	(31)
Foreign currency gain (loss)	—	6

Accumulated other comprehensive (loss) income	$—	$(25)

Share Based Payment

The Company follows the guidance in FASB ASC 718 — Compensation (originally issued as SFAS 123(R), “Share Based Payment”). Under the fair value recognition provisions of this guidance, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period which is generally the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends, the term of related options, share price volatility and the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially impacted. See Note N for additional information related to share-based payments.

E.	Recent Accounting Pronouncements

The Company describes below recent pronouncements that have had or may have a significant effect on the financial statements or have an effect on disclosures. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our financial condition, results of operations, or related disclosures.

In October 2009, the FASB issued ASC Update No. 2009-13, Multiple-Deliverable Revenue Arrangements (Update No. 2009-13). Update No. 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB ASC Subtopic No. 605-25, Multiple Element Arrangements. Under the new guidance, when VSOE or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. This new approach is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company does not believe that adoption of this standard will have a material effect on its financial condition or results of operations.

In October 2009, the FASB issued ASC Update No. 2009-14, Certain Arrangements That Contain Software Elements (Update No. 2009-14). Update No. 2009-14 amends the scope of ASC Subtopic No. 985-605, Revenue Recognition, to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Update shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of a company’s fiscal year provided the company has not previously issued financial statements for any period within that year. An entity shall not elect early application of Update No. 2009-14 unless it also elects early application of Update

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No. 2009-13. The Company does not believe that adoption of this standard will have a material effect on its financial condition or results of operations.

In January 2010, the FASB issued ASC Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (Update No. 2010-06). Update No. 2010-06 amends certain disclosure requirements of Subtopic 820-10, and provides additional disclosures for transfers in and out of Levels I and II and for activity in Level III. This Update also clarifies certain other existing disclosure requirements including level of desegregation and disclosures around inputs and valuation techniques. Update No. 2010-06 is effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis. That requirement is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. This Update does not require disclosures for earlier periods presented for comparative purposes at initial adoption. Since this Update only required additional disclosures, it did not have an impact on our financial position or results of operations.

In February 2010, the FASB issued ASC Update No. 2010-09, Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements (Update No. 2010-09). This Update requires SEC registrants to evaluate subsequent events through the date that the financial statements are issued and removes the requirement to disclose the date through which management evaluated subsequent events. This guidance was effective immediately upon issuance.

In December 2010, the FASB issued ASC Update 2010-29, Business Combinations (Topic 805) — Disclosure of Supplementary Pro Forma Information for Business Combinations (Update No. 2010-29). This Update requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. This Update affects any public entity that enters into business combinations that are material on an individual or aggregate basis and is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Adoption of this Update will affect our disclosures of material business combinations in future periods.

F.	Acquisitions

On April 2, 2009, the Company completed the acquisition of Emageon, Inc. As a result of the acquisition the Company’s combined solution suite will include radiology PACS, cardiology PACS, radiology information systems, cardiology information systems, revenue cycle management systems, referring physician tools, business intelligence tools, and electronic medical record-enabling enterprise content management capabilities.

The goodwill of $1.2 million arising from the acquisition consists largely of synergies, the trained and assembled workforce, and economies of scale from combining the operations of Emageon and MHSI. None of the goodwill will be deductible for tax purposes.

The consolidated statement of operations for the December 31, 2009 includes the operating results of Emageon from the date of acquisition. These results include $36.9 million of revenues for the period April 2, 2009 through December 31, 2009.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of consideration transferred as of the acquisition date was $39.0 million which was paid in cash. The following table summarizes the amounts of the assets acquired and liabilities assumed recognized at April 2, 2009, the acquisition date:

Identifiable Assets Acquired and Liabilities Assumed	Amount
(In thousands)

Cash	$18,345
Accounts receivable	11,870
Inventories	2,005
Prepaid expenses and other current assets	4,214
Land	800
Building and improvements	4,260
Machinery and equipment	4,930
Restricted cash and other non-current assets	1,812
Identifiable intangible assets	10,000
Deferred revenue liability	(10,070)
Accounts payable	(7,963)
Accrued payroll and related costs	(2,098)
Other long-term liabilities	(275)
Goodwill	1,213

Total consideration	$39,043

Pro Forma Financial Results (unaudited)

The following table presents unaudited pro forma condensed consolidated financial results from operations as if the acquisition described above had been completed at the beginning of each period presented:

	Years Ended December 31,
	2009	2008
	(Amounts in thousands, other than per share info)

Pro forma revenue	$106,169	$119,681
Pro forma net income (loss)	2,366	(36,360)
Pro forma net income (loss) per share
Basic:	$0.07	$(0.94)
Diluted:	$0.06	$(0.94)
Weighted average number of shares outstanding
Basic:	35,489	38,842
Diluted:	36,588	38,842

These unaudited pro forma condensed consolidated financial results have been prepared for comparative purposes only and include certain adjustments, such as the adjustment of depreciation and amortization as if the acquisition occurred at the beginning of the fiscal year, the elimination of strategic alternatives expenses related to the acquisition of Emageon and the reduction of interest income to reflect the use of cash as if the acquisition occurred at the beginning of the period. They have not been adjusted for the effect of costs or synergies that would have been expected to result from the integration of the Company and Emageon or for costs that are not expected to recur as a result of the acquisition. The pro forma information does not purport

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to be indicative of the results of operations that actually would have resulted had the acquisition occurred at the beginning of each period presented, or of future results of the consolidated entities.

Other Acquisitions

The Company (Successor) completed two other acquisitions in 2010 for total consideration of $5.4 million, including $4.0 million in cash (of which $0.8 million is still owed as of December 31, 2010) and 500,000 shares of Merge common stock at a value of $1.4 million. The value of the common stock was pushed down to the Company and is recorded in shareholders’ equity as part of the investment by Merge. As a result of these acquisitions, we recorded intangible assets subject to amortization of $1.5 million and goodwill of $4.9 million, all of which is expected to be deductible for tax purposes. Our financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations for these acquisitions have not been presented because the effects of the acquisitions, both individually and in aggregate, were not material to the Company’s financial results.

G.	Marketable Securities

Marketable securities include available-for-sale investments that may be sold in the current period or used in current operations. Investments in U.S. government and municipal obligations are classified as available-for-sale and are reported at fair value with unrealized gains and losses reported as other comprehensive income. As a result of the sale of the available-for-sale securities in January 2010, a loss of $13,000 was realized.

As of December 31, 2010, there were no marketable securities outstanding. As of December 31, 2009, marketable securities consisted of the following:

	December 31, 2009
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in thousands)

(Predecessor Company)
Available for sale, marketable securities:
State and municipal obligations	$26,019	$34	$(35)	$26,018
Federal agency obligations	6,404	13	(42)	6,375
Commercial Paper	6,499	—	(4)	6,495

Total	$38,922	$47	$(81)	$38,888

The contractual maturities of our available-for-sale state and municipal obligation are as follows:

	December 31,
	(Successor	(Predecessor
	Company)	Company)
	2010	2009
	(As adjusted,
	see Note B)
	(Amounts in thousands)
Due within one year	$—	$14,369
Due between one to five years	—	8,889
Due between five to ten years	—	900
Due after 10 years	—	14,730

Total	$—	$38,888

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

H.	Property and Equipment

Major classes of property and equipment consist of the following:

	December 31,
	(Successor	(Predecessor
	Company)	Company)
	2010	2009
	(As adjusted,
	see Note B)
	(In thousands)
Land	$—	$800
Building	—	4,260
Equipment, primarily computers, and software	4,824	8,424
Equipment under capital lease obligations	—	563
Furniture and other	1,023	1,663

	5,847	15,710
Less accumulated depreciation and amortization	2,433	7,592

	$3,414	$8,118

Depreciation and amortization expense of these assets totaled $2.3 million, $1.0 million, $2.6 million, and $0.7 million for the periods ended December 31, 2010 and April 27, 2010 and years ended December 31, 2009 and 2008, respectively.

The Company entered into a sale-leaseback transaction for the Hartland facility on November 10, 2010, as allowed under the terms of the Notes. The Company received $6.1 million in proceeds from the sale and recorded a gain on the sale of $0.2 million, which is being deferred and amortized into rent expense over the 15 year term of the lease.

I.	Goodwill, Acquired or Developed Software and Other Intangible Assets

Major classes of intangible assets consist of the following:

		December 31,
		2010
		(Successor Company, as adjusted, see			2009
		Note B)			(Predecessor Company)
	Estimated	Gross		Net	Gross		Net
	Remaining	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Value	Amount	Amortization	Value
	(Years)

Goodwill	indefinite	$152,334	$—	$152,334	$1,213	$—	$1,213

Developed software	2.0	$312	$(294)	$18	$—	$—	$—
Purchased software	6.7	23,290	(2,672)	20,618	21,002	(13,017)	7,985

		$23,602	$(2,966)	$20,636	$21,002	$(13,017)	$7,985

Trademarks		$—	$—	$—	$1,900	$(771)	$1,129
Trade names	10.9	4,050	(264)	3,786	400	(38)	362
Customer related assets	8.9	33,430	(1,970)	31,460	4,100	(342)	3,758
Backlog	4.0	8,110	(2,245)	5,865	—	—	—
Non-compete agreements	6.3	3,100	(295)	2,805	500	(41)	459

		$48,690	$(4,774)	$43,916	$6,900	$(1,192)	$5,708

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill is our primary intangible asset not subject to amortization. The changes in carrying amount in the periods ended December 31, 2010 and April 27, 2010, and the year ended 2009 are as follows:

Total
(Amounts in thousands)

(Predecessor Company)
Balance at January 1, 2009	$—
Goodwill due to Emageon acquisition	1,213

Balance at December 31, 2009	1,213

Balance at April 27, 2010	$1,213

(Successor Company, as adjusted, see Note B)
Carrying amounts of the transferring entity at April 28, 2010	$17,049
Goodwill due to AMICAS acquisition	130,384
Goodwill due to other acquisitions	4,901

Balance at December 31, 2010	$152,334

As a result of decisions related to overlapping products, the Successor Company recorded $2.3 million in impairment expense in the period ended June 30, 2010 to fully write off certain purchased software assets related to products from which it expects no future benefit.

Amortization expense, excluding impairment, of the identifiable intangible assets totaled $7.1 million, $1.2 million, $3.4 million, and $2.6 million for the periods ended December 31, 2010 and April 27, 2010 and the years ended December 31, 2009 and 2008, respectively. Amortization of acquired software and backlog is recognized in the accompanying statements of operations as a cost of sale. Amortization of trade names, customer related assets and non-compete agreements is included in depreciation and amortization within operating expenses.

The future estimated amortization expense of the identifiable intangible assets is as follows:

	2011	2012	2013	2014	2015	Thereafter	Total
	(Amounts in thousands)

Purchased and developed software	$3,284	$3,266	$3,267	$3,266	$2,346	$5,207	$20,636
Trade names	356	356	356	356	352	2,010	3,786
Customer related assets	4,100	5,316	5,217	4,466	3,660	8,701	31,460
Backlog	3,745	1,334	554	232			5,865
Non-compete agreements	443	443	443	443	443	590	2,805

	$11,928	$10,715	$9,837	$8,763	$6,801	$16,508	$64,552

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

J.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	December 31,
	(Successor	(Predecessor
	Company)	Company)
	2010	2009
	(As adjusted,
	see Note B)
	(Amounts in thousands)
Accounts payable	$4,640	$3,344
Accrued expenses	12,780	5,258
Taxes payable	119	697
Restructuring accrual	1,366	—

Total accounts payable and accrued expenses	$18,905	$9,299

K.	Debt and Operating Leases

Merge issued $200.0 million of Notes in order to finance the acquisition of AMICAS, now known as MHSI. The Notes were issued at 97.266% of the principal amount, bear interest at 11.75% of principal (payable on May 1st and November 1st of each year) and will mature on May 1, 2015. The Notes were offered in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. In connection with the Notes, Merge incurred issuance costs of $9.0 million (which are recorded in other assets on the condensed consolidated balance sheet as of December 31, 2010). These issuance costs are recorded as a long-term asset and amortized over the life of the Notes using the effective interest method. On November 1, 2010, Merge made the first interest payment totaling $11.9 million.

At any time on or prior to May 1, 2013, Merge may redeem any of the Notes at a price equal to 100% of the principal amount thereof plus an applicable “make-whole” premium plus accrued and unpaid interest, if any, to the redemption date. At any time and from time to time during the twelve month period commencing May 1, 2013, Merge may redeem the Notes, in whole or in part, at a redemption price equal to 105.875% of the principal amount thereof and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time after May 1, 2014, Merge may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof and accrued and unpaid interest, if any, to the redemption date. In addition, prior to May 1, 2013, Merge may redeem up to 35% of the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, using proceeds from permitted sales of certain kinds of our capital stock. Upon the occurrence of a change of control or the sale of substantially all of its assets, Merge may be required to repurchase some or all of the Notes. The obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, on a senior, secured basis by all of Merge’s current and future domestic restricted subsidiaries. The Notes and guarantees are secured by a first-priority lien on certain collateral which comprises substantially all of the Company’s and the other guarantors’ tangible and intangible assets, subject to certain exceptions.

In addition, the Notes contain certain covenants with varying restriction levels, which may limit the ability of Merge or the Company to:

•	Incur additional indebtedness or issue preferred stock;

•	Pay dividends or make distributions with respect to capital stock;

•	Make investments or certain other restricted payments;

•	Pay dividends or enter into other payment restrictions affecting certain subsidiaries;

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Engage in certain sale-leaseback transactions;

•	Enter into transactions with stockholders or affiliates;

•	Guarantee debt;

•	Sell assets;

•	Create liens;

•	Issue or sell stock of certain subsidiaries; and

•	Merge or consolidate.

Since the Notes were issued to complete the acquisition of the Company and the assets and stock of the Company are pledged as collateral for the Notes, the Notes, original issuer discount, debt issuance costs and the related interest expense (including amortization of debt discount and issuance costs) are reflected in the financial statements of the Company.

The Company has non-cancelable operating leases at various locations. The Company’s significant operating leases are all facility leases as set forth in the following table:

	Square	Annual Lease
Location	Footage	Payments	End of Term
		(In thousands)

Hartland, Wisconsin	81,000	$669	November 2025
Daytona Beach, Florida	36,000	319	April 2012

As allowed under the terms of the Note agreement, the Company entered into a sale-leaseback transaction on November 10, 2010 in which it sold the Hartland facility for $6.1 million and entered into an operating lease with a term of 15 years.

Certain office leases provide for contingent payments based on building operating expenses. Rental expenses for the periods ended December 31, 2010 and April 27, 2010 and the years ended December 31, 2009 and 2008 totaled $0.6 million, $0.4 million, $2.3 million, and $1.3 million, respectively.

The table below shows the future minimum lease payments due under non-cancellable leases as of December 31, 2010 (in thousands):

2011	$3,317
2012	2,445
2013	1,113
2014	669
2015	669
Thereafter	6,633

Total minimum lease payments	$14,846

The above obligations include lease payments related to facilities that the Company has either ceased to use or abandoned as of December 31, 2010. For those facilities abandoned subsequent to the acquisition by Merge, the related obligations have been recorded as a restructuring accrual in accounts payable and accrued expenses. For those facilities which were abandoned prior to the acquisition by Merge, the related short-term obligations are recorded in leases payable and the long-term obligations are recorded in other long term liabilities in the Company’s consolidated balance sheet as of December 31, 2010.

The Company generally includes intellectual property indemnification provisions in its software license agreements. Pursuant to these provisions, the Company holds harmless and agrees to defend the indemnified

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

party, generally its business partners and customers, in connection with certain patent, copyright, trademark and trade secret infringement claims by third parties with respect to the Company’s products. The term of the indemnification provisions varies and may be perpetual. In the event an infringement claim against the Company or an indemnified party is made, generally the Company, in its sole discretion, agrees to do one of the following: (i) procure for the indemnified party the right to continue use of the software, (ii) provide a modification to the software so that its use becomes noninfringing; (iii) replace the software with software which is substantially similar in functionality and performance; or (iv) refund all or the residual value of the software license fees paid by the indemnified party for the infringing software. The Company believes the estimated fair value of these intellectual property indemnification agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2010.

L.	Commitments and Contingencies

In January 2010, a purported stockholder class action complaint was filed in the Superior Court of Suffolk County, Massachusetts in connection with AMICAS’ proposed acquisition by Thoma Bravo, LLC (the “Thoma Bravo Merger”). A second similar action was filed in the same court in February 2010 and consolidated with the first action. In March 2010, because AMICAS had terminated the Thoma Bravo Merger and agreed to be acquired by Merge, the court dismissed the plaintiffs’ claims as moot. Subsequently, counsel to the plaintiffs filed an application for approximately $5,000 of attorneys’ fees for its work on this case, which fee petition AMICAS opposed. The Company retained litigation counsel to defend against the fee petition. On December 4, 2010, the court awarded plaintiffs approximately $3,200 in attorneys’ fees and costs. AMICAS has filed a notice of appeal from this judgment, and the plaintiffs have cross-appealed. The Company previously tendered the defense in this matter to its appropriate insurers, who have provided coverage against the claims asserted against AMICAS. After receipt of the court’s attorneys’ fee award decision, the applicable insurer denied policy coverage for approximately $2,500 of the fee award. The Company does not believe that the insurer’s denial has merit and has retained counsel to contest it. The Company will vigorously assert all of its rights under the applicable insurance policies, which the Company believes cover the claims and expenses incurred by AMICAS or Merge in connection with the fee award. However, an adverse outcome could negatively impact the Company’s financial condition.

In addition to the matters discussed above, the Company is, from time to time, parties to legal proceedings, lawsuits and other claims incident to our business activities. Such matters may include, among other things, assertions of contract breach or intellectual property infringement, claims for indemnity arising in the course of the Company’s business and claims by persons whose employment has been terminated. Such matters are subject to many uncertainties and outcomes are not predictable. The Company is unable to estimate the ultimate aggregate amount of monetary liability, amounts which may be covered by insurance or recoverable from third parties, or the financial impact with respect to these matters as of the date of this report.

Guarantees

The Company has identified the guarantee described below as required to be disclosed in accordance with FASB ASC 460 — Guarantees (originally issued as FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”).

During the second quarter of 2009, in connection with the financing arrangement of a customer, the Company provided a guarantee to the lender on behalf of the customer. The Company has recorded a liability as deferred revenue for this guarantee which represented approximately $0.8 million and $1.0 million at December 31, 2010 and 2009, respectively. Revenue is recognized as the guarantee is reduced. In the periods

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2010 and April 27, 2010, $0.1 million and $0.1 million, respectively, were recognized as revenue.

M.	Restructuring and Related Costs

The Company incurred restructuring charges of $4.2 million, zero, $3.8 million, and zero in the periods ended December 31, 2010 and April 27, 2010 and years ended December 31, 2009 and 2008, respectively. These charges were recorded in restructuring severance and impairment charges in our statements of operations.

Second Quarter 2009 Initiative

During the second quarter of 2009, subsequent to the acquisition of Emageon, the Company initiated actions to consolidate the facilities, reduce personnel expenses and dispose of excess assets including leasehold improvements in certain facilities. In 2009, the Company recognized restructuring related charges of $3.8 million, consisting of $2.3 million in severance and related employee termination costs, $0.6 million in disposal of leasehold improvements, furniture and equipment, and $0.9 million in contract exit costs, primarily consisting of future lease payment on the Company’s Birmingham, Alabama leased office, which the Company vacated during the second quarter of 2009.

Second Quarter 2010 Initiative

On April 29, 2010, the Company committed to a restructuring initiative to materially reduce its workforce and exit certain facilities. This action was taken concurrent with Merge’s acquisition of MHSI based upon its assessment of ongoing personnel needs. In the third quarter of 2010, the Company exited the Boston, Massachusetts, Bellevue, Washington and West Allis, Wisconsin facilities as part of the plan for this initiative. In 2010, the Company recognized restructuring related charges of $4.2 million, consisting of $1.9 million in severance and related employee termination costs, $0.5 million in relocation costs, and $1.8 million in contract exit costs, primarily consisting of future lease payments on the Company’s leased facilities which were vacated during the third quarter of 2010.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the restructuring activity for the periods ended December 31, 2010 and April 27, 2010 and year ended December 31, 2009:

	Second Quarter 2009 Initiative
	Severance	Facilities	Relocation	Total
	(Amounts in thousands)

(Predecessor Company)
Balance at December 31, 2008	$—	$—	$—	$—
Charges to expense	902	951	—	1,853
Payments	(606)	(440)	—	(1,046)
Reversed	(86)	—	—	(86)

Balance at December 31, 2009	210	511	—	721
Charges to expense	—	—	—	—
Payments	(180)	(158)	—	(338)
Reversed	—	—	—	—

Balance at April 27, 2010	30	353	—	383
(Successor Company, as adjusted, see Note B)
Charges to expense	—	—	—	—
Payments	(30)	(353)	—	(383)
Reversed	—	—	—	—

Balance at December 31, 2010	$—	$—	$—	$—

	Second Quarter 2010 Initiative
	Severance	Facilities	Relocation	Total
	(Amounts in thousands)

(Predecessor Company)
Balance at April 27, 2010	$—	$—	$—	$—
(Successor Company, as adjusted, see Note B)
Charges to expense	1,872	1,853	505	4,230
Payments	(1,637)	(283)	(463)	(2,383)
Reversed	—	—	—	—

Balance at December 31, 2010	$235	$1,570	$42	$1,847

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total Initiatives
	Severance	Facilities	Relocation	Total
	(Amounts in thousands)

(Predecessor Company)
Balance at December 31, 2008	$—	$—	$—	$—
Charges to expense	902	951	—	1,853
Payments	(606)	(440)	—	(1,046)
Reversed	(86)	—	—	(86)

Balance at December 31, 2009	210	511	—	721
Charges to expense	—	—	—	—
Payments	(180)	(158)	—	(338)
Reversed	—	—	—	—

Balance at April 27, 2010	30	353	—	383
(Successor Company, as adjusted, see Note B)
Charges to expense	1,872	1,853	505	4,230
Payments	(1,667)	(636)	(463)	(2,766)
Reversed	—	—	—	—

Balance at December 31, 2010	$235	$1,570	$42	$1,847

N.	Stockholders’ Equity

As a result of the acquisition by Merge on April 28, 2010, all existing shares of MHSI common stock were cancelled and 100 new shares were issued to Merge. Stockholders’ equity as of April 28, 2010 includes an investment by Merge of $38.4 million, which represents the difference between total acquisition consideration paid by Merge of $223.9 million less $185.5 million in proceeds from the issuance of the Notes, net of discount and debt issuance costs. Stockholders’ equity as of April 28, 2010 also includes the carrying amounts of the transferring entity (Merge) for such accounts of the other subsidiaries which were merged into MHSI effective January 1, 2011.

Employee Savings Plans

The Company maintains an employee savings plan that qualifies as a cash or deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The Company may make matching and/or profit-sharing contributions to the plan at its sole discretion. In the periods ended December 31, 2010 and April 27, 2010 and years ended December 31, 2009 and 2008, the Company authorized matching contributions of $0.5 million, $0.2 million, $0.7 million, and $0.6 million, respectively, to the plan, which represent two-thirds of each participant’s contribution, not to exceed 4% of pre-tax compensation. The matching contributions were paid in cash. Employees become fully vested with respect to Company contributions after two years of service. Participating employees may now defer up to 80% of their pre-tax compensation but not more than $16,500 per calendar year plus any applicable catch up limits.

Employee Stock Purchase Plan

The Company’s 2007 Employee Stock Purchase Plan (the “ESPP”), as approved by the Company’s shareholders in June 2007, permits eligible employees to purchase the Company’s common stock at a discounted price through periodic payroll deductions of up to 15% of their cash compensation. Generally, each offering period will have a maximum duration of six months and shares of common stock will be purchased

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for each participant at the conclusion of each offering period. The price at which the common stock is purchased under the ESPP is equal to 85% of the lower of (i) the closing price of the common stock on the first business day of the offering period, or (ii) the closing price on the last business day of the offering period. In February 2009, the Company issued 84,470 shares for the offering period ended January 2009. In August 2009, the Company issued 56,810 shares related to the offering period ended July 2009. In February 2010, the Company issued 75,899 shares for the offering period ended January 2010. The ESPP has been suspended, effective with the end of the offering period that ended January 31, 2010.

Stock Option Plans

As a result of the acquisition by Merge, all in-the-money stock options were paid in cash and the shares were cancelled. Total cash paid by the Company for the in-the-money options was $22.3 million.

Share-Based Payment

Stock based compensation is accounted for in accordance with the provisions of FASB ASC 718 — Stock Compensation. ASC 718 requires the recognition of the fair value of stock-based compensation as an expense in the calculation of net income. The Company recognizes stock-based compensation expense ratably over the vesting period of the individual equity instruments. The fair value of stock awards is estimated using the Black-Scholes option valuation method.

The Company recorded the following amounts of stock-based compensation expense in its consolidated statements of operations for the periods ended December 31, 2010, April 27, 2010, and the years ended December 31, 2009 and December 31, 2008:

	Periods Ended		Years Ended December 31,
	(Successor	(Predecessor
	Company)	Company)	(Predecessor	(Predecessor
	December 31,	April 27,	Company)	Company)
	2010	2010	2009	2008
	(As adjusted, see Note B)
	(Amounts in thousands)
Share-based compensation expense included in the statement of operations:
Cost of revenues, maintenance and service	$131	$133	$298	$138
Research and development	80	232	466	413
Selling, general and administrative	409	1,058	1,274	973

Total	$620	$1,423	$2,038	$1,524

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the period ended April 27, 2010 and years ended December 31, 2009 and December 31, 2008 the Company used the following assumptions in the Black-Scholes valuation model:

	(Successor Company)	(Predecessor Company)		(Predecessor Company)		(Predecessor Company)
	Period Ended	Period Ended		Year Ended		Year Ended
	December 31, 2010	April 27, 2010		December 31, 2009		December 31, 2008
	Merge Stock		Employee		Employee		Employee
	Option	Stock Option	Stock	Stock Option	Stock	Stock Option	Stock
	Plan	Plan	Purchase Plan	Plan	Purchase Plan	Plan	Purchase Plan

Average risk-free interest rate	0.81% - 2.13%	1.77%	0.28%	2.03%	0.28%	2.19%	1.88%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expected stock price volatility	100.00%	51.0% - 51.8%	72.2%	51.0% - 55.5%	72.2%	43.6% - 51.4%	47.9%
Weighted-average expected life (in years)	4.0	5.4	0.5	5.3	0.5	5.9	0.5
Weighted-average fair value	$1.75	$1.10	$1.17	$1.02	$1.17	$0.96	$0.91

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company’s common stock over a period which reflects the Company’s expectations of future volatility. The risk-free interest rate is derived from U.S. Treasury rates during the period, which approximate the rate in effect at the time of the grant. The expected life calculation is based on the observed and expected time to post-vesting exercise and forfeitures of options by the Company’s employees. The assumptions for the period ended December 31, 2010 are those used by Merge, since stock-based compensation expense in this period related to options granted under Merge’s plan to MHSI employees.

Based on historical experience of option pre-vesting cancellations, the Company assumed an annualized forfeiture rate of 7.0%, and 5.3% for its options December 31, 2009 and December 31, 2008, respectively.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option activity and related information for the periods ended December 31, 2010 and April 27, 2010 and the years ended December 31, 2009 and 2008 are as follows:

				Weighted
	Shares		Weighted	Average	Aggregate
	Available		Average	Remaining	Instrinsic
	for Grant	Shares	Exercise Price	Contractual Term	Value(1)
				(Years)
	(Shares in thousands)

(Predecessor Company)
Outstanding at December 31, 2007	6,058	7,047	$3.28	5.03	$1,519

Granted		2,410	2.06
Exercised		(17)	1.78		18
Forfeited		(1,131)	3.61

Outstanding at December 31, 2008	3,720	8,309	$2.88	5.65	$241

Granted		1,422	2.12
Exercised		(1,059)	2.08		801
Forfeited		(780)	6.09

Outstanding at December 31, 2009	3,077	7,892	$2.57	6.14	$22,704

Granted		—	—
Exercised		—	—
Forfeited		(7,892)	$2.57

Outstanding at April 27, 2010	—	—	$—	—	$—

(Successor Company, as adjusted, see Note B)
Carrying amounts of the transferring entity at April 28, 2010		1,107	$5.32	3.76	$366
Granted		1,765	1.74
Exercised		—	—
Forfeited		(614)	3.07

Outstanding at December 31, 2010	—	2,258	$3.44	6.09	$2,252

(Predecessor Company)
Options exercisable at December 31, 2008		5,161	$3.20	3.77	$80

Options exercisable at December 31, 2009		4,857	$2.77	4.84	$13,010

Options exercisable at April 27, 2010		—	$—	—	$—

(Successor Company, as adjusted, see Note B)
Options exercisable at April 28, 2010		446	$8.73	2.37	$91

Options exercisable at December 31, 2010		495	$6.12	3.17	$334

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The aggregate intrinsic value on this table was calculated based on the positive difference between the closing market value of the Company’s common stock on the dates indicated and the exercise price of the underlying options.

In the period ended April 27, 2010, the Company received $0.2 million from employees upon exercise of options and ESPP. There were no tax benefits recognized related to the exercise of options. In accordance with Company policy, the shares were issued from a pool of shares reserved for issuance under the plan.

At December 31, 2010, there was $2.5 million of unrecognized compensation cost related to stock option share-based payments. The Company expects this compensation cost will be recognized over a weighted-average period of 3.3 years.

Restricted Stock

A summary of the Company’s restricted stock activity and related information for the periods ended December 31, 2010 and April 27, 2010 and years ended December 31, 2009 and 2008 is as follows:

		Weighted
	Shares of	Average
	Restricted	Grant Date
	Stock	Fair Value

(Predecessor Company)
Restricted at December 31, 2007	25,985	$3.23
Granted	36,269	2.79
Unrestricted	(25,985)	3.23
Restricted at December 31, 2008	36,269	2.79
Granted	60,690	2.62
Unrestricted	(36,269)	2.79
Restricted at December 31, 2009	60,690	2.62
Granted	—	—
Unrestricted	—	—
Cancelled	(60,690)	2.62

Restricted at April 27, 2010	—	—

(Successor Company, as adjusted, see Note B)
Carrying amounts of the transferring entity at April 28, 2010	213,332	$1.50
Granted	—	—
Unrestricted	(213,332)	1.50

Restricted at December 31, 2010	—	$—

As a result of the acquisition, all remaining outstanding restricted shares of MHSI were cancelled and holders were paid cash of $6.05 per share. The successor company restricted stock balance at April 28, 2010, consists of Merge restricted stock awards granted to MHSI employees. All awards were vested in full in 2010. In the period ended December 31, 2010, the Company recognized $0.1 million in expense for Merge restricted stock awards in its statement of operations.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

O.	Income Taxes

The components of the income tax provision are as follows:

	Periods Ended		Years Ended December 31,
	(Successor	(Predecessor
	Company)	Company)	(Predecessor	(Predecessor
	December 31,	April 27,	Company)	Company)
	2010	2010	2009	2008
	(As adjusted, see
	Note B)
	(Amounts in thousands)
Income tax (benefit) provision
Current federal	$(83)	$—	$(362)	$—
Current state	268	46	(1,208)	158

Total current (benefit) provision	185	46	(1,570)	158
Deferred federal	283	—	820	(1,907)
Deferred state	123	—	197	(525)
Valuation allowance	—	—	(1,017)	2,432

Total deferred (benefit) provision	406	—	—	—

Total provision (credit) for income taxes	$591	$46	$(1,570)	$158

The provision (credit) for income taxes attributable to income (loss) from continuing operations differs from the computed expense by applying the U.S. federal income tax rate of 35% to pre-tax income (loss) from continuing operations as a result of the following:

	Periods Ended		Years Ended December 31,
	(Successor	(Predecessor
	Company)	Company)	(Predecessor	(Predecessor
	December 31,	April 27,	Company)	Company)
	2010	2010	2009	2008
	(As adjusted, see
	Note B)
	(Amounts in thousands)
Benefit computed at statutory rates	$(6,826)	$(4,351)	$(2,013)	$(10,469)
States taxes, net of federal benefit	1,121	30	226	(239)
Permanent differences including nondeductible acquisition costs	55	2,953	947	374
Goodwill impairment	—	—	—	8,035
Nondeductible interest	6,058	—	—	—
Reversal of ASC 740 (FIN 48) reserves	—	—	(1,382)	—
AMT refund, net of current payable	(79)	—	(362)	—
Change in valuation allowances and other	262	1,414	1,014	2,457

Actual income tax benefit	$591	$46	$(1,570)	$158

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of deferred income tax assets and liabilities are as follows:

	December 31,
	(Successor	(Predecessor
	Company)	Company)
	2010	2009
	(As adjusted,
	see Note B)
	(Amounts in thousands)
Deferred income tax assets:
Allowance for doubtful accounts	$256	$285
Goodwill amortization	—	4,789
Accrued expenses	1,413	755
Deferred revenue	—	489
Net operating loss carry forwards	73,369	38,296
Credit carry forwards	5,430	3,533
Share-based payment	49	1,602
Difference between book and tax bases of property and equipment	3,553	1,305
Other	244	1,134

	84,314	52,188
Less: Valuation allowance	(55,423)	(50,386)

	28,891	1,802

Deferred income tax liabilities:
Acquired/developed software	9,257	1,364
Deferred revenue	3,584	—
Intangible assets	16,456	438

	29,297	1,802

Net deferred income tax liability	$(406)	$—

As of December 31, 2010, the Company has U.S. federal, state and foreign net operating loss carryforwards of approximately $226.1 million, $133.5 million and $5.2 million, respectively, which will expire at various dates through 2030. As of December 31, 2010, the Company has U.S. federal, state and foreign tax credit carryforwards of $4.0 million, $0.3 million and $0.4 million, respectively, which will expire at various dates through 2030. The Company also has $0.9 million of alternative minimum tax credit carryforwards with an indefinite life.

Management has assessed the recovery of the Company’s net deferred tax assets and recorded a $55.4 million valuation allowance as of December 31, 2010. Management’s assessment is based upon cumulative losses in recent years, significant unutilized net operating loss and credit carryforwards, limited carryback opportunities and uncertain future operating profitability. Management has also considered the effect of U.S. Internal Revenue Code (the “Code”) Section 382 on its ability to utilize its net operating loss and credit carryforwards. Section 382 imposes limits on the amount of tax attributes that can be utilized where there has been an ownership change as defined under the Code. A substantial portion of the Company’s net operating loss and credit carryforwards are attributable to acquired entities that will be subject to the ownership change limitations of Section 382. Based upon this analysis, a valuation allowance has been recorded in order to measure only the portion of the deferred tax assets more likely than not to be realized.

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010, the Company has $0.7 million in unrecognized tax benefits related to balances which were merged into the Successor Company as of April 28, 2010. There was no change in the Company’s unrecognized tax benefits for the period ended December 31, 2010. Prior to the mergers, the Predecessor Company had no unrecognized tax benefits as of December 31, 2010 and 2009. As of December 31, 2008, the Company had $1.1 million in unrecognized tax benefits that were recognized during 2009 due to the expiration of the statute of limitations. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. As of December 31, 2008, the Company had accrued interest of $0.3 million related to unrecognized tax benefits that was reversed in 2009 due to the statute of limitations expiration. No interest was accrued as of December 31, 2010 or 2009. The Company has not recorded any penalties related to uncertain tax positions. The Company does not reasonably expect any significant change in unrecognized tax benefits within the next twelve months.

During 2010, the Internal Revenue Service (“IRS”) completed an examination of the Company’s U.S. federal income tax returns for the years ended December 31, 2007 and 2008 resulting in no change. The tax years 1997 through 2010 remain open however as carryforward attributes generated in years past may still be adjusted upon examination by the IRS and other taxing authorities if they have or will be used in a future period. Further, pre-acquisition period tax returns of acquired entities will likewise remain open to examination to the extent carryforward attributes arising from these pre-acquisition years have or will be used in a future period. The Company’s major tax jurisdiction is the U.S. federal.

P.	Quarterly Results of Operations (Unaudited)

	2010 Quarterly Results
	(Predecessor	(Predecessor	(Successor	(Successor	(Successor
	Company)	Company)	Company)	Company)	Company)
	March 31	April 27(1)	June 30(2)	September 30	December 31
			(As adjusted,	(As adjusted,	(As adjusted,
			see Note B)	see Note B)	see Note B)
	(Amounts in thousands, except for per share data)

Net sales	$29,434	$7,282	$19,233	$33,239	$33,156
Gross margin	15,953	3,196	6,539	15,678	16,788
Income (loss) before income taxes	(1,705)	(10,679)	(10,015)	(4,778)	(4,711)
Net income (loss)	(1,751)	(10,679)	(9,966)	(4,778)	(5,351)
Basic income (loss) per share	$(0.05)	$(0.34)	NM (3)	NM (3)	NM (3)
Diluted income (loss) per share	(0.05)	(0.34)	NM (3)	NM (3)	NM (3)

(1)	Results displayed are for the period April 1, 2010 to April 27, 2010.

(2)	Results displayed are for the period April 28, 2010 to June 30, 2010.

(3)	Amounts are not meaningful due to the acquisition by Merge

	2009 Quarterly Results
	(Predecessor	(Predecessor	(Predecessor	(Predecessor
	Company)	Company)	Company)	Company)
	March 31	June 30	September 30	December 31

Net sales	$11,271	$23,493	$27,196	$27,182
Gross margin	5,786	10,537	13,154	13,572
Income (loss) before income taxes	(1,116)	(6,505)	502	1,539
Net income (loss )	(1,169)	(6,585)	1,676	2,068
Basic income (loss) per share	$(0.03)	$(0.19)	$0.05	$0.06
Diluted income (loss) per share	(0.03)	(0.19)	0.05	0.05

MERGE HEALTHCARE SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Q.	Supplemental Disclosure of Cash Flow Activities

The Company made cash payments, net of refunds, for income taxes of $(0.4) million, zero, $0.1 million and $0.1 million in the periods ended December 31, 2010 and April 27, 2010, and the years ended December 31, 2009 and 2008, respectively. The Company paid interest of $11.9 million in the period ended December 31, 2010. The Company paid $3.2 million in cash and held back $0.8 million for an acquisition in 2010, and paid $39.0 million for the acquisition of Emageon Inc. in 2009.